Exhibit 99.1

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	October 25, 2005
Naperville, Illinois 60563 U.S.A.
MEDIA CONTACT
Tel: +1.630.798.8800	Ariana Nikitas
Fax: +1.630.798.2000	+1.630.798.2532
www.tellabs.com	ariana.nikitas@tellabs.com

INVESTOR CONTACT
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs third-quarter revenue grows 63% to $464 million

Naperville, Ill. — Tellabs today reported third-quarter 2005 revenue of $464 million, up 63% from $284 million in the third quarter of 2004. Compared with the combined third-quarter 2004 revenues of Tellabs and AFC, Tellabs’ third-quarter 2005 revenue increased 15% year-over-year.

Tellabs plans to repatriate $600 million in cash in the fourth quarter, resulting in a one-time tax expense of $15 million in the third quarter of 2005. Taking this tax into account, Tellabs earned $42 million or 9 cents per share in the third quarter of 2005 on a GAAP basis. On a non-GAAP basis, Tellabs had net income of $68 million or 15 cents per share, up from $51 million or 12 cents a share in the third quarter of 2004.  Non-GAAP results exclude the one-time tax, restructuring and other charges, amortization of purchased intangibles, deferred stock compensation, and long-term investment impairment charges.

“Customers’ robust demand for transport, data and access solutions continues to drive Tellabs’ revenue growth,” said Krish A. Prabhu, Tellabs president and chief executive officer. “In this quarter we successfully transitioned to the new Tellabs® optical networking terminals for fiber to the home, based on technology acquired from Vinci Systems. Our progress in integrating the AFC and Vinci acquisitions is reflected in record access revenue, controlled operating expense and improved gross margins.”

Transport — Revenue from transport systems totaled $151 million, up 8% from $140 million in the third quarter of 2004.

Access — Revenue from access products totaled $166 million, up 38% from AFC’s $120 million in the third quarter of 2004. [Note: The access revenue category includes all products acquired through the acquisition of AFC.]

Managed Access — Revenue from managed access systems was $84 million, up 16% from $73 million in the third quarter of 2004.

Broadband Data — Revenue from broadband data products was $14 million, up 65% from $8 million in the third quarter of 2004.

Voice Quality Enhancement — Revenue from voice-quality enhancement and other systems totaled $5 million, down 73% from $19 million in the third quarter of 2004.

Services — Services revenue was $44 million, about flat with $45 million in the third quarter of 2004.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its third-quarter 2005 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9:30 a.m. Central time today, until 9:30 a.m. Central time on Thursday, October 27, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21263766.

Tellabs advances telecommunications networks to meet the evolving needs of end-users. Broadband solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index and the S&P 500. www.tellabs.com

###

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs®,® and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

2

RESULTS OF OPERATIONS

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “intend,” “likely,” “will,” “would,” “should,” “could,” “may” and similar expressions are intended to identify forward-looking statements.

Results of Operations

In the fourth quarter of 2004, we acquired all of the operations of AFC and Vinci and have included them in our consolidated financial statements as of their acquisition dates.

For the third quarter of 2005, our revenue grew by 63% to $463.9 million and year-to-date revenue increased 60% to $1,362.0 million compared with 2004.  Although the majority of the revenue growth was due to the addition of the access products, we also saw improvement in most other product categories, driven by continued strong demand from both wireless and wireline customers. We continued to control our operating expenses, which declined as a percentage of revenue in both the quarter and year-to-date periods. Lower gross margins were due primarily to the addition of the access products in 2005, which have gross margins below our average. In the third quarter, we recorded a one-time tax expense of $15.4 million related to our decision to repatriate $600 million of cash held outside the United States. We earned $41.9 million or $0.09 per share in the third quarter of 2005, compared with $45.9 million or $0.11 per share in the third quarter of 2004. Net earnings year to date were $83.7 million or $0.18 per share, compared with $108.9 million or $0.26 per share in the same period of 2004.

Revenue

	Third Quarter			Year-to-Date
	2005	2004	Change	2005	2004	Change
Transport	$151.1	$139.8	8%	$467.9	$440.6	6%
Access	165.7	—	N/M	437.0	—	N/M
Managed Access	84.3	73.0	15%	273.8	218.8	25%
Voice Quality Enhancement	5.0	18.4	(73)%	30.9	61.7	(50)%
Broadband Data	14.0	8.5	65%	29.1	14.2	105%
Services	43.8	44.6	(2)%	123.3	117.1	5%
Total	$463.9	$284.3	63%	$1,362.0	$852.4	60%

North America	$356.1	$187.5	90%	$1,022.1	$572.3	79%
International	$107.8	$96.8	11%	$339.9	$280.1	21%

Transport revenue for the third-quarter and year-to-date periods of 2005 increased 8% and 6%, respectively, over the equivalent periods of 2004.  Shipments to our North American wireless customers accounted for approximately 52% of all transport product revenue compared with 48% in the third quarter of last year.  Approximately 20% of third-quarter revenue from wideband cross connect products, which constitutes the majority of transport revenue, came from new systems, system expansions and software upgrades, which is evidence that our customers continue to invest in this platform. The remaining 80% consisted of port-card equipment growth on installed base and compares with approximately 82% in the third quarter of 2004.  We shipped approximately 1.7 million T-1 equivalents during the third quarter of 2005 compared with 1.4 million T-1 equivalents in the third quarter of 2004.

Revenue from our access products reached $165.7 million and $437.0 million for the quarter and year-to-date periods, respectively, in 2005.  Approximately 53% of third-quarter revenue is related to fiber-to-the-premise and fiber-to-the-curb deployments, with most of the balance coming from copper-based access solutions.

Revenue from managed access products increased 15% and 25% for the third quarter and first nine months of 2005, respectively, compared with that of the comparable periods in 2004.  The increase was primarily due to strength in both our Tellabs 6300 managed transport systems and Tellabs 8100 managed access systems from third-generation wireless network build-outs and Ethernet-over-SDH applications.

Revenue from voice quality enhancement (VQE) products declined from $18.4 million to $5.3 million for the third-quarter and from $61.7 million to $30.9 million for the year-to-date period compared with the comparable periods of 2004.  VQE technology is migrating from stand-alone products to integration into transport, switching and other platforms.  In the later part of the third quarter of 2005, we released integrated VQE capability on our wideband cross-connect platform.

Broadband data revenue increased to $14.0 million during the third quarter compared with $8.5 million in the third quarter of 2004 and increased to $29.1 million on a year-to-date basis from $14.2 million in the comparable period in 2004.  We continued to gain traction with our Tellabs 8800  multi-service platform having now shipped to 20 revenue-generating customers. We recognized revenue from five new customers during the quarter and our customer base has expanded to include wireless carriers and cable operators. Overall, we are currently in 13 live networks versus 4 at this time last year.

Revenue from services in the third quarter was flat compared to the third quarter of 2004.  Year to date, services revenue was up 5% compared with 2004, principally related to higher product sales.

Gross Margin

	Third Quarter			Year-to-Date
	2005	2004	Change	2005	2004	Change
Consolidated Margin	46.9%	53.9%	(7.0)%	44.6%	56.1%	(11.5)%
Products Margin	49.3%	56.4%	(7.1)%	46.3%	59.5%	(13.2)%
Services Margin	24.0%	40.4%	(16.4)%	26.9%	35.2%	(8.3)%

Consolidated margin declined in the third quarter compared with 2004 due to the addition of the lower margin access products and lower margins on services.

Product margins likewise were down due to access products partially offset by product mix.  Beginning in the third quarter, we began shipping a new version of the optical networking terminal (ONT) which has a cost that is closer to breakeven compared with the prior version, which we sold at a price substantially below our cost.

Services margin declined due to the inclusion of lower margin services in the access business and higher materials costs.

Operating Expenses

	Third Quarter			Year-to-Date
	2005	2004	Change	2005	2004	Change
Total Operating Expenses	$159.8	$120.2	$39.6	$502.4	$380.1	$122.3
Items included in the total:
Restructuring and other charges	(0.2)	(0.2)	—	14.2	14.0	0.2
Amortization of purchased intangibles	7.9	3.9	4.0	28.1	11.7	16.4
Amortization of deferred stock compensation	2.5	1.1	1.4	8.0	4.0	4.0
All other	$149.6	$115.4	$34.2	$452.1	$350.4	$101.7

Although our operating expenses increased over the same periods in 2004 due to the addition of expenses from the acquisitions of AFC and Vinci, our focus on spending control enabled us to reduce operating expenses as a percentage of revenue.

The increase in the amortization of purchased intangibles and deferred stock compensation is primarily due to the acquisitions of AFC and Vinci Systems, both in the fourth quarter of 2004.

Other Income

	Third Quarter			Year-to-Date
	2005	2004	Change	2005	2004	Change
Interest income, net	$6.8	$7.4	$(0.6)	$18.9	$19.6	$(0.7)
Other income (expense), net	0.8	1.9	(1.1)	(3.6)	(0.1)	(3.5)
Total	$7.6	$9.3	$(1.7)	$15.3	$19.5	$(4.2)

Other income for the quarter and year-to-date periods includes $1.8 million of losses from the sale of investments held outside the United States, related to the repatriation of cash planned for the fourth quarter.

Income Taxes

As noted in our 2004 Form 10-K, the American Jobs Creation Act of 2004 (AJCA) creates a one-time incentive for U.S. corporations to repatriate undistributed foreign earnings by providing an 85% dividends received deduction with respect to certain qualifying dividends.  In the third quarter, we recorded an additional income tax expense of $15.4 million associated with our decision to repatriate approximately $600 million under the AJCA.  We plan to complete this repatriation in the fourth quarter using existing foreign cash balances.  Other than the earnings to be repatriated, we intend to continue to reinvest earnings outside the U.S. for the foreseeable future and therefore have not recognized any U.S. tax expense on those earnings.

For the third quarter and first nine months of 2005, we recorded a tax expense of $23.6 million and $36.0 million, respectively, compared with a tax benefit of $3.7 million and tax expense of $8.9 million in the third quarter and first nine months, respectively, of 2004.  The increase in our tax provision compared with 2004 is substantially the result of the tax associated with our planned repatriation, and an increase in our non-U.S. earnings.  In addition, the third quarter of 2004 included a tax benefit related to resolving an IRS audit.  Our effective tax rates for the third quarter and first nine months of 2005 were 36.0% and 30.1%, respectively, compared with a tax benefit of 8.8% and tax expense of 7.6% for the third quarter and first nine months of 2004, respectively.  Excluding the impact of our decision to repatriate foreign earnings, our effective tax rates for the third quarter and first nine months of 2005 were 12.4% and 17.2%, respectively.  Overall, our tax rate continues to be affected by changes in the mix of income from domestic and foreign sources and the impact of the reversal of a valuation allowance on domestic tax expense.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,088.3 million, which increased by approximately $41.0 million during the quarter and decreased $27.9 million since year-end.  The increase in the third quarter was driven by cash from operating activities, while the year-to-date decrease reflects $157.5 million used to repurchase 20.8 million shares under our previously discussed stock repurchase program.  This program allows us to repurchase up to $300.0 million in shares of our common stock.  During the third quarter of 2005, we repurchased $24.9 million or 2.7 million shares of our common stock.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds to enhance stockholder value by expanding our business, repurchasing our common stock and for operating activities.  We do not anticipate paying a cash dividend in the foreseeable future.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Amounts in millions, except per-share data)

(Unaudited)

	Three Months Ended 09/30/05 (a)			Nine Months Ended 09/30/05 (b)
			Non-			Non-
	As Reported	Adjustments	GAAP	As Reported	Adjustments	GAAP
Cost of Goods Sold	246.2	(0.1)	246.1	755.2	(0.3)	754.9

Gross Profit	217.7	0.1	217.8	606.8	0.3	607.1

Total Operating Expenses	159.8	(10.2)	149.6	502.4	(50.3)	452.1

Other Income	7.6	(0.4)	8.0	15.3	(4.2)	19.5

Income Tax (Expense)	(23.6)	15.5	(8.1)	(36.0)	13.7	(22.3)

Net Earnings	41.9	26.2	68.1	83.7	68.5	152.2

Earnings Per Share - Basic	$0.09	$0.06	$0.15	$0.19	$0.15	$0.34
Earnings Per Share - Diluted	$0.09	$0.06	$0.15	$0.18	$0.15	$0.33

	Three Months Ended 10/01/04 (c)			Nine Months Ended 10/01/04 (d)
			Non-			Non-
	As Reported	Adjustments	GAAP	As Reported	Adjustments	GAAP
Cost of Goods Sold	131.2	(0.5)	130.7	374.0	3.0	377.0

Gross Profit	153.1	0.5	153.6	478.4	(3.0)	475.4

Total Operating Expenses	120.2	(4.8)	115.4	380.1	(29.7)	350.4

Income Tax (Expense) Benefit	3.7	(0.3)	3.4	(8.9)	(1.8)	(10.7)

Net Earnings	45.9	5.0	50.9	108.9	24.9	133.8

Earnings Per Share - Basic	$0.11	$0.01	$0.12	$0.26	$0.06	$0.32
Earnings Per Share - Diluted	$0.11	$0.01	$0.12	$0.26	$0.06	$0.32

(a)                                  The $0.1 million charge to Cost of Goods Sold reflects amortization of deferred compensation related to acquisitions.

The $10.2 million charge to Operating Expenses reflects $7.9 million for amortization of purchased intangible assets, $2.5 million for amortization of deferred compensation related to acquisitions and a $0.2 million accrual reversal to reflect proceeds received in excess of original estimates on the sale of property, plant and equipment.

The $0.4 million charge to Other Income reflects an impairment of a long-term equity investment.

The $15.5 million charge to income taxes includes $15.4 million from the impact of the expected repatriation of approximately $600.0 million in foreign short-term investments.

(b)                                 The $0.3 million charge to Cost of Goods Sold reflects amortization of deferred compensation related to acquisitions.

The $50.3 million charge to Operating Expenses reflects $28.1 million for amortization of purchased intangible assets, $8.0 million for amortization of deferred compensation related to acquisitions, $0.5 million for severance and related costs due to the outsourcing of repair and return activities, $11.0 million for severance and related costs due to previously announced headcount reductions primarily in Denmark, Finland, and the US, $3.1 million for the impairment of property, plant and equipment disposed of or held for sale, $0.4 million in additional loss on the sale of the Denmark facility, $0.5 million for other costs primarily related to excess software licenses, $0.2 million accrual reversal to reflect proceeds received in excess of original estimates on the sale of property, plant and equipment, and a $1.1 million net accrual reversal for excess leased facilities due to favorable sublease activity.

The $4.2 million charge to Other Income reflects impairments of certain long-term equity investments.

The $13.7 million charge to income taxes includes $15.4 million from the impact of the expected repatriation of approximately $600.0 million in foreign short-term investments.

(c)                                  The $0.5 million charge to Cost of Goods Sold reflects a $0.2 million increase in the loss on the sale of our North American manufacturing facilities (the sale closed in Q3 2004), and $0.3 million for wage transition charges for the outsourcing of our international manufacturing operations.

The $4.8 million charge to Operating Expenses reflects a $3.9 million reduction for amortization of purchased intangibles, a $1.1 million reduction for amortization of deferred compensation related to acquisitions, a $0.2 million charge for costs associated with consolidation of excess lease facilities, a $0.2 million reduction from renegotiating a software license obligation, and a $0.2 million reduction for proceeds from the sale of assets in excess of our original estimate.

(d)                                 The $3.0 million reduction of Cost of Goods Sold reflects a $4.7 million increase in the loss on the sale of our North American manufacturing facilities (the sale closed in Q3 2004), a $4.3 million charge for costs associated with the outsourcing of our international manufacturing operations ($2.3 million for the revaluation of inventory and $2.0 million for wage transition and other charges), and a $12.0 million reversal of a prior accrual for excess purchase commitments due to a favorable settlement with a vendor.

The $29.7 million charge within Operating Expenses reflects $11.7 million for amortization of purchased intangibles, $4.0 million for amortization of deferred compensation related to acquisitions, a $3.8 million charge for severance and related payments, a $13.2 million charge for assets disposed of or sold, a $1.9 million charge for consolidation of excess lease facilities in North America, and a $2.4 million charge for other obligations, a $5.2 million reduction for proceeds from the sale of property, plant and equipment in excess of our original estimate, a $1.9 million reduction of reserves for consolidation of excess leased facilities outside of North America, and a $0.2 million reduction from renegotiating a software license obligation.

TELLABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per-share data)	9/30/05	10/1/04	9/30/05	10/1/04
Revenue
Products	$420.2	$239.7	$1,238.8	$735.3
Services	43.7	44.6	123.2	117.1
	463.9	284.3	1,362.0	852.4
Cost of Revenue
Products	213.0	104.6	665.1	298.1
Services	33.2	26.6	90.1	75.9
	246.2	131.2	755.2	374.0
Gross Profit	217.7	153.1	606.8	478.4

Gross profit as a percentage of revenue	46.9%	53.9%	44.6%	56.1%

Gross profit as a percentage of revenue - products	49.3%	56.4%	46.3%	59.5%
Gross profit as a percentage of revenue - services	24.0%	40.4%	26.9%	35.2%

Operating Expenses
Research and development	84.7	59.5	256.4	182.5
Sales and marketing	42.2	35.9	133.8	112.3
General and administrative	25.2	21.1	69.9	59.6
Restructuring and other charges	(0.2)	(0.2)	14.2	14.0
Amortization of purchased intangibles	7.9	3.9	28.1	11.7
	159.8	120.2	502.4	380.1

Operating Earnings	57.9	32.9	104.4	98.3

Other Income
Interest income, net	6.8	7.4	18.9	19.6
Other income (expense), net	0.8	1.9	(3.6)	(0.1)
	7.6	9.3	15.3	19.5

Earnings Before Income Tax	65.5	42.2	119.7	117.8
Income tax (expense) benefit	(23.6)	3.7	(36.0)	(8.9)
Net Earnings	$41.9	$45.9	$83.7	$108.9

Net Earnings Per Share
Basic	$0.09	$0.11	$0.19	$0.26
Diluted	$0.09	$0.11	$0.18	$0.26

Weighted Average Shares Outstanding
Basic	447.8	416.7	450.4	416.0
Diluted	453.2	420.7	454.5	420.0

Amortization of deferred stock compensation related to acquisitions is included in the following cost and expense categories by period:

Cost of revenue	$0.1	$—	$0.3	$—
Research and development	2.4	1.1	7.5	3.9
Sales and marketing	—	—	0.2	0.1
General and administrative	0.1	—	0.3	—
	$2.6	$1.1	$8.3	$4.0

TELLABS, INC.

NON-GAAP RESULTS OF OPERATIONS (1)

(Unaudited)

	Three Months Ended			Nine Months Ended
(In millions, except per-share data)	9/30/05	10/1/04	Change	9/30/05	10/1/04	Change
Revenue
Products	$420.2	$239.7		$1,238.8	$735.3
Services	43.7	44.6		123.2	117.1
	463.9	284.3	63.2%	1,362.0	852.4	59.8%
Cost of Revenue
Products	212.9	104.1		664.8	301.1
Services	33.2	26.6		90.1	75.9
	246.1	130.7		754.9	377.0
Gross Profit	217.8	153.6	41.8%	607.1	475.4	27.7%

Gross profit as a percentage of revenue	46.9%	54.0%	-7.1%	44.6%	55.8%	-11.2%

Gross profit as a percentage of revenue - products	49.3%	56.6%	-7.3%	46.3%	59.1%	-12.8%
Gross profit as a percentage of revenue - services	24.0%	40.4%	-16.4%	26.9%	35.2%	-8.3%

Operating Expenses
Research and development	82.3	58.4		248.9	178.6
Sales and marketing	42.2	35.9		133.6	112.2
General and administrative	25.1	21.1		69.6	59.6
	149.6	115.4		452.1	350.4

Operating Earnings	68.2	38.2		155.0	125.0

Other Income
Interest income, net	6.8	7.4		18.9	19.6
Other income (expense), net	1.2	1.9		0.6	(0.1)
	8.0	9.3		19.5	19.5

Earnings Before Income Tax	76.2	47.5		174.5	144.5
Income tax (expense) benefit	(8.1)	3.4		(22.3)	(10.7)
Net Earnings	$68.1	$50.9		$152.2	$133.8

Net Earnings Per Share
Basic	$0.15	$0.12		$0.34	$0.32
Diluted	$0.15	$0.12		$0.33	$0.32

Weighted Average Shares Outstanding
Basic	447.8	416.7		450.4	416.0
Diluted	453.2	420.7		454.5	420.0

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results.  These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies.  The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses.  The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance.  The Company’s management uses these measures for reviewing its financial results and for business planning and performance.  Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results.  Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

TELLABS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)	9/30/05	12/31/04
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$640.2	$292.9
Investments in marketable securities	448.1	823.3
	1,088.3	1,116.2

Other marketable securities - Cisco stock	189.2	204.0
Accounts receivable, net of returns and allowances of $16.9 and $16.6	312.3	309.4
Inventories
Raw materials	31.3	39.2
Work in process	10.5	13.6
Finished goods	71.6	63.6
	113.4	116.4
Income taxes	23.6	38.9
Miscellaneous receivables and other current assets	48.5	50.0
Total Current Assets	1,775.3	1,834.9

Property, Plant and Equipment	606.4	619.1
Less: accumulated depreciation	(309.7)	(290.3)
	296.7	328.8
Goodwill	1,119.8	1,092.3
Intangible Assets, Net of Amortization	129.0	156.0
Other Assets	110.2	133.1
Total Assets	$3,431.0	$3,545.1

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$80.7	$96.3
Accrued liabilities	195.4	206.4
Restructuring and other charges	8.6	13.4
Cisco stock loan	189.2	204.0
Income taxes	37.9	15.9
Total Current Liabilities	511.8	536.0

Long-Term Restructuring Liabilities	26.1	33.0
Income Taxes	118.4	127.9
Other Long-Term Liabilities	70.0	51.0

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 472,539,085 and 466,910,981 shares issued, including treasury stock	4.7	4.7
Additional paid-in capital	1,185.8	1,145.9
Deferred compensation expense	(15.7)	(21.8)
Treasury stock, at cost: 24,087,852 and 3,250,000 shares	(287.1)	(129.6)
Retained earnings	1,755.8	1,672.1
Accumulated other comprehensive income	61.2	125.9
Total Stockholders’ Equity	2,704.7	2,797.2
Total Liabilities and Stockholders’ Equity	$3,431.0	$3,545.1

4

TELLABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Nine Months Ended
(in millions)	9/30/05	10/1/04
Operating Activities
Net Earnings	$83.7	$108.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	96.5	58.8
Deferred compensation amortization	11.7	7.9
Restructuring and other charges	14.2	11.0
Deferred taxes	(2.5)	3.2

Net change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(15.3)	23.0
Inventories	(1.1)	(22.7)
Income tax receivable	3.7	22.4
Miscellaneous receivables and other current assets	1.0	73.4
Other assets	(1.2)	(4.3)
Accounts payable	(16.3)	3.1
Accrued liabilities	(60.7)	(11.9)
Restructuring and other charges	(22.2)	(46.8)
Income taxes	31.2	(7.7)
Long-term liabilities	18.6	(4.0)
Net Cash Provided by Operating Activities	141.3	214.3

Investing Activities
Capital expenditures	(35.3)	(27.7)
Disposals of property, plant and equipment	16.0	30.0
Payments for purchases of investments	(568.5)	(897.5)
Proceeds from sales and maturities of investments	947.9	934.5
Net Cash Provided by Investing Activities	360.1	39.3

Financing Activities
Proceeds from issuance of common stock under option plans	32.8	8.1
Repurchase of common stock	(157.5)	—
Net Cash (Used) Provided by Financing Activities	(124.7)	8.1
Effect of Exchange Rate Changes on Cash	(29.4)	(1.3)
Net Increase in Cash and Cash Equivalents	347.3	260.4
Cash and Cash Equivalents at Beginning of Year	292.9	245.9
Cash and Cash Equivalents at End of Period	$640.2	$506.3

5